Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Devon Energy Corporation:

We consent to the incorporation by reference in the registration statements (File Nos. 333‑68694, 333‑47672, 333‑44702, 333‑104922, 333‑104933, 333‑103679, 333‑127630, 333‑159796, 333‑179181, 333‑182198 and 333-204666) on Form S‑8 and the registration statement (File No. 333-200922) on Form S‑3 of Devon Energy Corporation of our report dated February 15, 2017, with respect to the consolidated balance sheets of Devon Energy Corporation as of December 31, 2016 and 2015, and the related consolidated comprehensive statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10‑K of Devon Energy Corporation.

/s/ KPMG LLP

Oklahoma City, Oklahoma

February 15, 2017